Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Calvert Variable Products, Inc.

We consent to the use of our report dated February 24, 2010, with respect to the financial statements of the Calvert VP Lifestyle Conservative Portfolio, the Calvert VP Lifestyle Moderate Portfolio and the Calvert VP Lifestyle Aggressive Portfolio, each a series of Calvert Variable Products, Inc., as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-14.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 27, 2011